Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective this first day of January, 2009, between Dakota Ethanol, L.L.C., a South Dakota limited liability company, hereinafter called “Employer” and Scott A. Mundt, of Brookings, South Dakota, hereinafter called “Employee.”

W I T N E S S E T H:

1.             Definitions.

(a)           “Adjusted Earnings” means Employer’s earnings calculated before deductions for interest expense, income taxes, depreciation and amortization, and without including any governmental incentive income as determined by Employer using generally accepted accounting principles in the United States applied on a consistent basis.

(b)           “Applicable Guidance” means as the context requires Code §§83, 409A, Treas. Reg. § 1.83, Treas. Reg. §§ 1.409A-1 through -6, or other written Treasury or IRS guidance regarding or affecting Code §§ 83 or 409A.

(c)           “Board” means the Board of Managing Members of the Employer.

(d)           “Book Value” means the book value of the Employer as disclosed by the Employer’s books of account regularly maintained in accordance with generally accepted accounting principles in the United States applied on a consistent basis as determined by certified public accountants regularly auditing Employer’s financial statements.

(e)           “Change of Control” means a change in (i) the ownership of Employer (acquisition by any one person or more than one person acting as a group of more than 50% of the total voting power or fair market value of the stock of the Employer), (ii) in the effective control of Employer (acquisition or acquisition during a 12 month period ending on the date of the latest acquisition, by one or more persons acting as a group of 30% or more of the total voting power of Employer or replacement of a majority of the members of the Board of Employer [described below, but including only the entity for which no other corporation is a majority shareholder] during any 12 month period by members not endorsed by a majority of the Board before the appointment or election); or (iii) in the ownership of a substantial portion of the assets of Employer (acquisition or acquisition during a 12 month period ending on the date of the latest acquisition, by one or more persons [other than related persons described in Treas. Reg. § 1.409A-3(i)(5)(VII)(B)] acting as a group of assets with total gross fair market value of 40% or more of the total gross fair market value of all assets of Employer immediately before such acquisition or acquisitions).  For this purpose, “Employer” includes any corporation which is liable for the payment of the benefits hereunder, a majority shareholder (more than 50% of total fair market value and voting power) of the foregoing or a corporation in a chain of corporations in which each is a majority owner of another corporation in the chain, ending in Employer or in the corporation that is liable for payment of the benefits hereunder, all in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii).  An event constituting a Change in Control must be objectively determinable and any certification thereof by Employer or its agents may not be subject to the discretion of such person.  For purposes of applying this Section, stock ownership is determined in accordance with Code § 318(a) as modified under Treas. Reg. § 1.409A-3(i)(5)(iii).  Pending the issuance of Applicable Guidance as to the application of change in control provisions to non-corporate entities, Employer will apply this definition by analogy in accordance with Treas. Reg. § 1.409A, Preamble, II.G.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Separation from Service” means Employee’s termination of employment with Employer whether on account of death, retirement, or otherwise.  Employer will determine whether Employee has terminated employment based on the facts and circumstances as described in Treas. Reg. § 1.409A-1(h).  Employee’s employment terminates if Employer and Employee reasonably anticipate, based on the facts and circumstances, Employee will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  Employer for purposes of determining Separation from Service includes all persons with whom Employer would be considered a single employer under Code §§ 414(b) and (c), but applying 50% in lieu of 80% in applying Code §§ 414(b) and (c).

2.             Employment.  The Employer hereby employs the Employee, and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

3.             Duties of Employee.  Employee shall serve as the General Manager/CEO of Employer.   Subject to the direction of the Board, Employee shall have full authority to operate on a day-to-day basis, and manage the business and affairs of Employer and shall perform such other executive, managerial and administrative duties as are from time to time assigned to him by the Board and which are normally associated with the position of General Manager/CEO.  Employee agrees as follows:

(a)

Employee shall devote his working time, knowledge and skill solely and exclusively to the business of Employer. Employee shall not be engaged in any other trade, business or enterprise except as an investor for himself or any other person, business or company while employed by Employer.

(b)	Employee shall at all times represent the interests of Employer to the utmost of Employee’s capacity and ability and Employee shall serve Employer loyally and faithfully.

(c)	The Employee’s hours of work shall be as dictated by the requirements of the duties for which Employee is responsible.

(d)	Employee agrees to observe and comply with all applicable rules and regulations established by the Employer.

4.	Compensation. As compensation for his services, the Employer shall pay to the Employee as follows:

(a)

Base Compensation. An annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00), payable in equal bi-monthly installments during the term of his employment. The Board will review the base salary annually.

(b)

Variable Incentive Compensation. In addition to the Base Compensation, as an incentive to Employee to achieve high profitability, to promote collection of those revenues billed and to encourage quality and efficiency of operation, the Employer shall pay to the Employee Variable Incentive Compensation equal to five-tenths of one percent (0.5%) of the Adjusted Earnings in each `six-month period of the fiscal year ending June 30 and December 31. Adjusted Earnings are based on the most recent cumulative financial statements produced by the Employer and provided to the Board. The Employer will pay the Variable Incentive Compensation to Employee the on first regularly scheduled payroll following Board approval of the financial statements for the operations during January 1 through June 30 and from July 1 through December 31 but no later than March 15 of year following the year earned. In no event shall the total Variable Incentive Compensation paid to Employee for any single fiscal year exceed Seventy-Five Thousand Dollars ($75,000.00)

5.             Employee Benefits.  This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Employee may be entitled as an employee of Employer under any plan of employee benefits or any other arrangement providing employee benefits to Employer’s employees, including, but not limited to, vacation, medical and health insurance, life insurance, and any qualified retirement plan which may now be in effect or hereafter adopted by Employer as amended from time to time in the Employer’s sole discretion. To the extent the following benefits are offered to all of Employer’s employees, Employer shall provide the following enhanced benefits to Employee:

1.   Medical Insurance. Employer agrees to pay the full premium for family coverage for any medical insurance plan Employer offers to all of its employees.  To the extent Employer offers more than one option to employees for medical insurance, Employer agrees to pay the full premium for family coverage for the option chosen by Employee.

2.  Dental Insurance. Employer agrees to pay the full premium for family coverage for dental insurance.

3.  Short Term Disability. Employer agrees to pay the full premium for Short Term Disability insurance.

4.  Paid Time Off.  Employee will receive thirty (30) days of PTO per year. Employee will provide advance notice to the Board for PTO exceeding 5 consecutive business days.

6.             Expenses.  Employer will reimburse Employee for all reasonable business related expenses upon the presentment by Employee, from time to time, of an itemized account of such expenditures and receipts therefor.

7.             Change in Control.  Upon a Change in Control, Employer shall pay Employee the following, payable in cash in a lump sum on the first day of the month following the Change in Control:

(a)           If the total financial consideration paid for Employer constituting the Change of Control equals or exceeds one and one half the Book Value of the Employer calculated as of the last day of the month preceding the final event constituting the Change of Control, Employer shall pay Employee a lump sum payment equal to three (3) times Employee’s annual Base Compensation in effect on the date of the Change of Control; or

(b)           If the total financial consideration paid for Employer constituting the Change of Control is less than one and one-half times the Book Value of the Employer calculated as of the last day of the month preceding the final event constituting the Change of Control, Employer will pay Employee an amount equal to his annual Base Compensation in effect on the date of the Change of Control.

8.             Withholding. The Employer will withhold from any payment to Employee made pursuant to this Agreement and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law, including Applicable Guidance, and any voluntary reductions elected by Employee.

9.             Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, Employer shall not pay any benefit to the extent the benefit would be a nondeductible parachute payment under Section 280G of the Internal Revenue Code.

10.           Termination With or Without Cause.  Employee is an Employee at will.  It is understood and agreed that either Employee or Employer may terminate this agreement at any time with or without cause and without formal notice.  If terminated, with cause (cause defined as theft, embezzlement, illegal harassment, conviction of a felony or misdemeanor involving moral turpitude), Employee shall not be entitled to any advance notice, severance pay or any other compensation other than compensation earned to date of the termination.  If terminated without cause, the employee will receive a severance payment in the amount of six (6) months Base Compensation payable in one lump sum on the first regularly scheduled pay date immediately following termination of employment.

11.           Trade Secrets.  Employee acknowledges that in the course of employment, Employee will acquire confidential information of a special and unique nature and value relating to Employer’s business and relating to any subsidiaries and affiliates of Employer.  Such information shall be considered a trade secret owned by the Employer, which information shall include, but is not limited to, specifications, samples, tools, technical information, data, market information, customers, relationship with experts, consultants and governmental agencies, information concerning Employer’s systems, policies, methods of operation, procedures, manuals, financial reports, and pricing and all other non-public information acquired by Employee as a result of or during the course of employment.  Employer shall retain ownership of all rights to all materials, except materials which are readily available to anyone in the ethanol industry.  Reuse of the materials or concepts is prohibited without the prior written consent of Employer.  Employee agrees that all such information acquired during the course of employment, whether such information is communicated in written or verbal form, and whether such information is in recorded or unrecorded form and whether it is maintained solely at Employer’s offices or also maintained elsewhere or combined or maintained by Employee solely or in combination with other information, constitute trade secrets of Employer.

Employee shall not at any time or in any manner, either directly or indirectly, divulge or disclose Employer’s trade secrets to any other person or entity, and Employee shall not use such trade secrets in competition with Employer or for the gain or benefit of Employee or any other person or company.  The obligations of Employee under this paragraph 11 shall survive the termination of this Agreement.

Following termination of employment, Employee shall not remove or retain any document, copy of document, client or prospect files, or any other recording, in any type or form, relating to said trade secrets.  Employee shall not utilize or divulge said trade secrets to any other person or company, regardless of whether such knowledge or information is in recorded form or otherwise.

12.           Agreement Not to Compete.  In consideration of the Employer’s hiring and continued employment of Employee, and Employer making Employer’s trade secrets available to Employee, the sufficiency of which consideration is conclusively acknowledged, Employee agrees not to engage directly or indirectly, either personally or as an employee, associate, partner, or otherwise, or by means of any corporation or other legal entity, or otherwise, in any business in competition with Employer or its subsidiaries, divisions, or affiliates, during the course of employment and for a period of one (1) year from the date of the termination of employment, within South Dakota, Minnesota, Nebraska, Iowa, or any other state in which Employer operates an ethanol plant so long as Employer (or related entity) continues to carry on a like business in the described territory (the “Restricted Territory”).

The parties have attempted to limit Employee’s rights to compete only to the extent necessary to protect Employer from unfair competition.  The parties recognize, however, that reasonable people may differ in making such a determination.  Employee acknowledges that he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his execution of this Agreement with Employer.

Employee agrees that if Employee obtains or commences employment (whether full-time or part-time) with any other employer during the one-year period referred to in this section, Employee shall provide such new employer with a copy of this Agreement, and Employee agrees that Employer may provide copies of this Agreement to such new employer.  Employee agrees that Employer shall have the right to inform such new employer of Employee’s obligations hereunder.

For purposes of this section, the Employer shall include, in addition to the Employer specifically identified herein, any successor to Employer and any purchaser of Employer’s business.

13.           Remedies for Breach of Trade Secrets and Non-Competition Agreement.  Employee expressly agrees that Employee’s violation of this Agreement relating to trade secrets and/or non-competition shall entitle Employer to injunctive relief.  Employer shall be entitled to any and all further or other rights and remedies available at law or in equity.  If a legal action is instituted to enforce the provisions of this Agreement, or any part of it, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and costs, including discovery costs, as determined by the Court.

14.           Assignment.  This Agreement is a personal services contract and neither party may assign his or its duties or obligations hereunder without first obtaining the written consent of the other parties hereto.

15.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Employee’s residence in the case of the Employee or to the Employer’s principal office in the case of the Employer.

16.           Waiver of Breach.  The waiver by the Employer of a breach of any provisions of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

17.           Counterparts.  This Agreement may be executed in multiple counterparts all of which shall constitute but one Agreement.

18.           Entire Agreement.  This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

19.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

20.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of South Dakota.

21.           Severability.  The parties agree that if any part, term, paragraph or provision of this Agreement is in any manner held to be invalid, illegal, void or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this Agreement shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in an manner designed to effectuate the intent expressed in this Agreement to the maximum extent permitted by law.

IN WITNESS WHEREOF, this Employment Agreement has been signed the 1 day of April, 2009.

EMPLOYER:

DAKOTA ETHANOL, L.L.C.

By	/s/ Rick Kasperson
Its	Secretary

EMPLOYEE:

/s/ Scott A. Mundt
Scott A. Mundt